Exhibit 8.2
[Letterhead of Wachtell, Lipton, Rosen & Katz]
November 16, 2007
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Ladies and Gentlemen:
     We have acted as special counsel to Vulcan Materials Company, a New Jersey corporation (“Vulcan”), in connection with the proposed merger of Virginia Merger Sub, Inc., a New Jersey corporation (“Virginia Merger Sub”), with and into Vulcan, with Vulcan surviving the merger (the “Vulcan Merger”), and the proposed merger of Fresno Merger Sub, Inc., a Florida corporation (“Fresno Merger Sub”), with and into Florida Rock Industries, Inc., a Florida corporation (“Florida Rock”), with Florida Rock surviving the merger (the “Florida Rock Merger” and together with the Vulcan Merger, the “Mergers”), pursuant to the Agreement and Plan of Merger, dated as of February 19, 2007, by and among Vulcan, Florida Rock, Virginia Holdco, Inc., a New Jersey corporation (“Holdco”), Virginia Merger Sub, and Fresno Merger Sub (as amended through the date hereof, the “Merger Agreement”). At your request, and pursuant to Section 6.2(c) of the Merger Agreement, we are rendering our opinion concerning certain United States federal income tax matters. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.
     For purposes of rendering the opinion expressed below, we have examined the Merger Agreement, the Form S-4 and the Proxy Statement/Prospectus contained therein, each as amended or supplemented through the date hereof, the representation letter of Vulcan and Holdco, dated the date hereof (the “Vulcan Letter”), the representation letter of Florida Rock, dated the date hereof (the “Florida Rock Letter”), and such other documents as we have deemed necessary or appropriate for our opinion.

Vulcan Materials Company
November 16, 2007

     We have assumed that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Form S-4 (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction set forth in the Merger Agreement and in the Form S-4 are true, correct and complete, (iii) the statements and representations contained in the Vulcan Letter and in the Florida Rock Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any statements and representations made in the Vulcan Letter or the Florida Rock Letter “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, (v) the Vulcan Merger will qualify as a statutory merger under the NJBCA, (vi) the Florida Rock Merger will qualify as a statutory merger under the FBCA, and (vii) Holdco, Vulcan and Florida Rock (and their respective subsidiaries) will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Form S-4, our opinion as expressed below may be adversely affected.
     Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law, (i) the exchange of Florida Rock Common Stock and Vulcan Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, will be treated as an exchange described in Section 351 of the Code and (ii) the Vulcan Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
     Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Holdco or Vulcan of any such change or inaccuracy that may occur or come to our attention.
     We hereby consent to the filing of this opinion with the SEC as a post-effective amendment to the Form S-4, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We are furnishing this opinion solely to you in connection with the Mergers, and this opinion is not to be relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz